THIS BUSINESS SERVICES AGREEMENT (the “Agreement”) is entered into effective on October 18, 2017 (the “Effective Date”).

BETWEEN:

Business Instincts Group Inc.,
a corporation having its office located
at L120, 2303 – 4 Street SW, Calgary, AB  T2S 2S7

(“BIG”)

AND:

AppCoin Innovations Inc.,
a corporation having its office located
at 561 Indiana Court, Venice Beach, CA 90291

(the “Client”)

WHEREAS in order to achieve its corporate and business objectives, the Client desires and has agreed to retain the services of BIG to provide the Services (as set out in Schedule “A” attached hereto) and complete the duties described on Schedule “A” attached hereto and BIG agrees to provide the Services to the Client, in accordance with the terms and conditions contained herein.

AND WHEREAS each of the Client and BIG (each, a “Party” and together, the “Parties”) desire that the Services be provided by BIG directly to the Client, as directed by Michael Blum or such other senior executive officer or management personnel of the Client as directed in writing by the board of directors of the Client from time to time (collectively, “Senior Management” and each a “Senior Manager”).

 NOW THEREFORE in consideration and mutual covenants herein contained and such good and other consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties hereto agree as follows:

1.
Services, Term and Compensation.  The term of this Agreement (the “Term”), the Services to be provided by BIG, and the amounts to be paid to BIG as full and complete consideration for BIG providing the Services under this Agreement (the “Fees”), are set out in the attached Schedule “A”, which forms part of this Agreement.

This Agreement shall come into force and effect as of the date set out first above, and shall continue in effect until the end of the Term identified in Schedule “A”, unless this Agreement is otherwise terminated or extended in accordance with its provisions.  The Term may be renewed, varied or extended only by a written instrument executed by both Parties.  In the event of the expiration or termination of this Agreement, the Client agrees to pay to BIG any and all unpaid but earned Fees and expenses (as set forth herein) in full.

2.
Independent Contractor. Subject to the terms and conditions of this Agreement, the Client hereby engages BIG as an independent contractor to perform the Services, and BIG hereby accepts such engagement.  It is expressly agreed that BIG is acting as an independent contractor in performing the Services hereunder.

BIG will not be entitled to any of the benefits that the Client may make available to its employees from time to time, including, but not limited to, group health or life insurance, profit‑sharing or retirement benefits. The Client  will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of BIG.

BIG is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the performance of the Services by BIG and the consideration therefor paid to BIG under this Agreement. BIG is solely responsible for, and shall maintain adequate records of, expenses incurred in the course of performing the Services. BIG represents and warrants that BIG has the right to provide the Services to the Client  without violation of obligations to others and that any advice, information and documents given by BIG to the Client  under this Agreement may be used fully and freely by the Client , unless otherwise so designated in writing by BIG at the time of communication of such information.

3.
Nature of Engagement. BIG shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal agent, or employment relationship between the Client and BIG. Unless the Client specifically authorizes BIG in writing to do so, BIG shall neither act or purport to be acting as the agent of the Client, nor enter into any agreement on behalf of the Client or otherwise bind, nor purport to bind the Client or cause the Client to incur liability in any manner whatsoever.  All final decisions with respect to Services provided by BIG hereunder shall be entirely the Client’s to make, and BIG shall have no liability relating to or arising from the Client’s decisions.  It is understood that BIG’s responsibility to the Client is solely contractual in nature and that BIG does not act in a fiduciary capacity in relation to the Client as a result of this Agreement.

With the prior written consent of BIG, not to be unreasonably withheld, nothing in this Agreement shall prohibit the Client, or any entity chosen by the Client, from performing some or all of the functions of BIG herein; provided however no such performance by the Client or another entity chosen by the Client shall in any way impact or reduce the Fees payable to BIG hereunder. It is recognized that BIG will expend significant time and commit considerable resources on behalf of the Client.  The Services are not exclusive to the Client however, and BIG may render similar services to other parties both during and after the Term.

4.
Third Party Expenses.  The Client further agrees to reimburse BIG for any out-of-pocket expenses incurred by BIG in connection with this Agreement and carrying out the Services within thirty (30) days of presentation of reasonably itemized invoices to the Client as set forth in clause 5 below.  Any expense item in excess of $5,000 on an individual basis, or $5,000 in the aggregate, is to be pre-approved in writing by the Senior Manager at the applicable time.

5.
Billing. Accounts, including out-of-pocket expenses, will be rendered by BIG on a monthly basis.  Accounts are due when rendered and payable by the Client within thirty (30) days from the date of the account.

6.
Information Provided to BIG. The Client agrees that BIG is entitled to rely (without independent verification) upon any information provided by the Client in relation to this Agreement, including information with respect to the assets, liabilities, earnings, earning potential, financial condition, historical performance, future prospects, financial projections, and any assumptions used in the development of such information furnished by the Client or any individual on behalf of the Client, and BIG is entitled to assume that all such information is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to ensure the information supplied is not misleading. BIG is not liable or responsible for any loss or damage (whether direct or indirect) suffered by the Client or others for any misstatement, error or omission in any material, information, document or representation supplied or approved by the Client. If at any time during the Term, the Client or any of the Client’s agents or advisors becomes aware of any material change in any of the information previously furnished to BIG, then the Client will promptly advise BIG of such change.

7.
Confidentiality. For the purposes of this Agreement, “Confidential Information” means information, whether or not originated by the Client, that relates to the business or affairs of the Client, its affiliates, clients, sales personnel or suppliers and is confidential or proprietary to, about or created by the Client, its affiliates, clients or suppliers (whether or not reduced to writing or designated or marked as confidential), including, but not limited to, the following:

a)
any technical and non-technical information related to the Client’s business and current, future and proposed products and services of the Client, including, without limitation, Client Innovations (as defined herein), Client Property (as defined herein) and the Client’s information concerning research, development, design and product details and specifications, financial information, procurement requirements, engineering and manufacturing information, and business plans;

b)	information relating to strategies, research, communications, business plans and financial data of the Client;

c)	any information of or regarding the Client, its business, its customers and supplies which is not publicly available;

d)
work product resulting from or related to work or projects performed, or to be performed, for the Client or its affiliates, including, but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

e)	any intellectual property and any other technical and business information of the Client and its affiliates which is of a confidential, trade secret and/or proprietary character;

f)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Client;

g)
information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Client has agreed to keep confidential and has so advised BIG in writing; and

h)
any other information that becomes known to BIG as a result of this Agreement or the services performed hereunder, including information received by the Client from others, that BIG, acting reasonably, believes is confidential information.

BIG’s obligations under this Section 7 do not apply to any Confidential Information: (a) that BIG can demonstrate: (i) was in the public domain at or subsequent to the time the Confidential Information was communicated to BIG by the Client through no fault of BIG; (ii) was rightfully in BIG’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to BIG by the Client; or (iii) was independently developed by BIG without use of, or reference to, any Confidential Information communicated to BIG by the Client; (b) that is received by BIG from an independent third party who had, to the best of BIG's knowledge, obtained the Confidential Information lawfully and under no obligation of secrecy or duty of confidentiality owed to the Client; or (c) if disclosure of any such Confidential Information is required by law or judicial process, provided that, if disclosure is required under this provision, BIG shall, prior to any such disclosure, provide the Client with notice of any efforts to compel disclosure and reasonably cooperate with the Client’s lawful attempts to prevent or limit such disclosure.

BIG  acknowledges that the Confidential Information is a valuable and unique asset of the Client and that the Confidential Information is and will remain the exclusive property of the Client. BIG agrees to use commercially reasonable efforts to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by BIG or disclosed to BIG as a result of or in connection with the Services. BIG agrees that, both during and after the termination of this Agreement, it will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure may be consented to by prior written authorization of the President of the Client.

BIG may use the Confidential Information solely to perform the Services for the benefit of the Client. BIG shall treat all Confidential Information with the same degree of care as it accords to BIG’s own confidential information, but in no case shall BIG use less than commercially reasonable care. BIG shall immediately give notice to the Client of any unauthorized use or disclosure of the Confidential Information of which it becomes aware. BIG shall, if requested by the Client to do so, assist the Client in remedying any unauthorized use or disclosure of the Confidential Information.

All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that the Client furnishes to BIG, whether delivered to BIG by the Client or made by BIG in the performance of the Services, and whether or not they contain or disclose Confidential Information (collectively, the “Client Property”), are the sole and exclusive property of the Client or the Client’s affiliates, suppliers or customers, as applicable. BIG agrees to keep all Client Property at BIG’s premises unless otherwise permitted in writing by the Client, and will treat the Client Property with the same degree of care as it treats its own property,  but in no case shall BIG use less than commercially reasonable care.  Within five (5) days after any request by the Client, BIG shall destroy or deliver to the Client, at the Client’s option: (a) all Client Property and (b) all materials and items in BIG’s possession or control that contain or disclose any Confidential Information. BIG will provide the Client a written certification of BIG’s compliance with BIG’s obligations under this Section 7.

BIG represents and warrants that BIG has not used and will not use, while performing the Services, any materials or documents of another company which BIG is under a duty not to disclose.  BIG understands that, while performing the Services, BIG shall not breach any obligation or confidence or duty BIG may have to any current or former client or employer.  BIG represents and warrants that it will not, to the best of its knowledge and belief, use or cause to be incorporated in any of its work product, any data software, information, designs, techniques or know-how which BIG or the Client does not have the right to use.

BIG will indemnify and hold harmless the Client from and against any and all third party claims, suits, actions, demands and proceedings against the Client and all losses, costs, damages, expenses, fees and liabilities related thereto arising out of or related to: (a) an allegation that any item, material or other deliverable delivered by BIG under this Agreement infringes any intellectual property rights or publicity rights of a third party, (b) an alleged breach by BIG of any agreement between BIG and any third party, or (c) any negligence by BIG or any other act or omission of BIG, including, without limitation, any breach of this Agreement by BIG.

The obligations of BIG under this Section 7 shall survive for a period of five years following the expiration or early termination of this Agreement.

8.
Disclosure and Assignment of Work Resulting from Provision of Services. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Client Innovations” means Innovations that: (a) result or derive from the provision of the Services by BIG or from BIG’s knowledge or use of Confidential Information; (b) are conceived or made by BIG (individually or in collaboration with others) in the course of provision of the Services; (c) result from or derive from the use or application of the resources of the Client, its affiliates or suppliers; or (d) relate to actual or demonstrably anticipated research and development by the Client or its affiliates.

All Client Innovations shall be the exclusive property of the Client and the Client shall have sole discretion to deal with Client Innovations. BIG agrees that no intellectual property rights in the Client Innovations are or shall be retained by BIG. For greater certainty, all work done during the Term by BIG for the Client or its affiliates is the sole property of the Client or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Client or the relevant affiliate, as the case may be.

BIG agrees to maintain adequate and current records of all Client Innovations, which records shall be and remain the property of the Client. BIG agrees to promptly disclose and describe to the Client all Client Innovations. BIG hereby does and will irrevocably assign to the Client or the Clients designee all of the BIG’s right, title and interest in and to any and all Client Innovations and all associated records.

In consideration of the benefits to be received by BIG under the terms of this Agreement, BIG hereby irrevocably sells, assigns and transfers, and agrees in the future to sell, assign and transfer, all right, title and interest in and to the Client Innovations and intellectual property rights therein, including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Client and BIG shall hold all the benefits of the rights, title and interest mentioned above in trust for the Client prior to the assignment to the Client, save and except for any moral rights, which BIG shall waive. To the extent any of the rights, title and interest in and to Client Innovations cannot be assigned by BIG to the Client, BIG hereby grants to the Client an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Client Innovations. To the extent any of the rights, title and interest in and to the Client Innovations can neither be assigned nor licensed by BIG to the Client, BIG hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against the Client, any of the Client’s successors in interest, or any of the Client’s customers.

BIG agrees to perform, during and after the Term, all acts that the Client deems necessary or desirable to permit and assist the Client, at its sole expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Client Innovations as provided to the Client under this Agreement. If the Client is unable for any reason to secure BIG’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Client Innovations as provided under this Agreement, BIG hereby irrevocably designates and appoints the Client and the Client’s duly authorized officers and agents as BIG’s agents and attorneys-in-fact to act for and on BIG’s behalf and instead of BIG to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Client Innovations, all with the same legal force and effect as if executed by BIG. The foregoing is deemed a power coupled with an interest and is irrevocable.

If BIG incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of the Innovation, to the Client’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by BIG (solely or jointly) either unrelated to BIG’s work for Client under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Client Innovations, then BIG hereby grants to the Client and the Client’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to the Out-of-Scope Innovations. Notwithstanding the foregoing, BIG agrees that it shall not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Client Innovations without the Client’s prior written consent.

9.
Moral Rights.  BIG acknowledges and agrees that the Client may use, alter, vary, adapt and exploit any work product resulting from the performance by BIG of its services hereunder (the "Work Product") as the Client sees fit, in its sole and unfettered discretion.  At its own expense, BIG shall cause to be assigned, waived or released any and all rights including, but not limited to, all moral rights (as defined under the Copyright Act (Canada)), in or otherwise relating to any Work Product in favour of the Client, its successor and assigns.

10.
Further Assurances.  At the request of the Client, BIG will promptly do all acts and execute and deliver to the Client all instruments that may be reasonably required to effect, register, record, or otherwise perfect the interest of the Client in or relating to Work Product, and BIG will cause the BIG personnel to do the same.

11.
Conflicts. The Client acknowledges that BIG assists other companies and individuals, some of whom may, on occasion, be competitors or adverse in interest to the Client and, subject to the provisions of this Agreement, BIG shall in no way be prohibited or constrained from doing so. The Parties agree that the relationship between BIG and the Client is not exclusive but relates solely to the provision of the Services and BIG or its affiliates, subsidiaries, officers, directors or employees shall, subject solely to the express terms of this Agreement, be free to engage (whether directly or indirectly and whether through ownership interests or otherwise) or be involved in such other businesses or investments as they see fit.

12.
Announcements. Provided the Client has provided its prior written consent, not to be unreasonably withheld, BIG may, subject to compliance with Section 7 hereof, disclose the existence of this Agreement to certain persons and entities selected by BIG and in certain electronic and print publications, including BIG’s website.  In accordance with all applicable laws, including the Client’s disclosure obligations under applicable securities laws, the Client is expressly permitted to make any required disclosures of this Agreement, including the material terms hereof.

13.
Legal and Tax Advice. BIG will not provide or be responsible for obtaining legal, tax or accounting advice with respect to the Client, nor any other legal and regulatory requirements and issues which may arise pursuant to this Agreement.  The Client is responsible for ensuring compliance with all of the Client’s legal and regulatory requirements in connection with all aspects of this Agreement.

14.
Best Efforts/Timely Performance. BIG will use all reasonable commercial efforts to perform the Services within the time-frame agreed upon by the Parties.  Neither the execution and/or delivery of this Agreement, nor the provision of Services hereunder constitutes a guarantee or commitment, express or implied, on the part of BIG, as to the timeliness of BIG’s performance of the Services.  Further, BIG shall not be liable for failures or delays in performance that arise from causes beyond BIG's control.

15.	Indemnification.

a)
The Client shall indemnify BIG, its shareholders, directors, officers and employees (in each case, a “BIG Indemnitee”) from and against all losses, damages, costs and expenses, and hold such BIG Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by a BIG Indemnitee, or which it may suffer or incur as a result of, in respect of or arising out of, the performance of the Services. Notwithstanding the foregoing, no BIG Indemnitee shall be entitled to any indemnification by the Client for or in respect of any act, matter or omission caused by:  (i) fraud, wilful misconduct, bad faith or negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

b)
BIG shall indemnify and hold harmless the Client, its shareholders, directors, officers, employees, agents and representatives (in each case, an “Client Indemnitee”) from and against all losses, damages, costs and expenses, and hold such Client Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by a Client Indemnitee, which it may suffer or incur as a result of, in respect of or arising out of any act, matter or omission caused by BIG or any representative thereof notwithstanding the foregoing, no Client Indemnitee shall be entitled to any indemnification by BIG for or in respect of any act, matter or omission caused by:  i) fraud, wilful misconduct, bad faith or negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

16.
Non-Solicitation. During the Term and for a period of two (2) years thereafter, the Client will not directly or indirectly recruit, solicit or hire any employee of BIG, or induce or attempt to induce any employee of BIG to terminate his/her employment with, or otherwise cease his/her relationship with BIG.  During the Term, and for a period of two (2) years immediately following the termination or expiration of this Agreement, BIG agrees not to solicit or induce any customer, prospective customer, supplier, sales personnel, employee or independent contractor involved with the Client to terminate or breach any employment, contractual or other relationship with Client, or to otherwise discontinue or alter such third party’s relationship with the Client.

17.	Successors and Assigns. This Agreement and all obligations and benefits of the Client and BIG shall bind the Client and BIG and any of the respective successors and assigns of either.

18.	Termination on Notice.

a)	Either Party may terminate this Agreement, without cause, at any time upon the provision of ninety (90) days written notice to the other Party.

b)
If BIG provides such notice, the Client shall, in its sole discretion, have the right to immediately terminate the Agreement and BIG will be entitled to no further compensation except for any Fees earned and out-of-pocket expenses incurred to the effective date of the termination of this Agreement.

c)
If the Client provides such notice, BIG shall, in its sole discretion, have the right to immediately terminate the Agreement and BIG will be entitled to no further compensation except the following lump sum payments:

i)	any Fees earned to the effective date of termination;
ii)	out of pocket expenses incurred prior to the effective date of termination which are otherwise reimbursable by the Client pursuant to the terms of this Agreement; and
iii)	if this Agreement is terminated within three (3) months of the Effective Date, a lump sum payment of $37,500.

19.
General. BIG acknowledges that the restrictions contained in Section 7 and 16 are, in view of the nature of the business of the Client, reasonable and necessary to protect the legitimate interests of the Client, that the Client would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Client.  BIG agrees that, in the event it violates any of the restrictions referred to in Section 7 and 16, the Client shall be entitled to such injunctive relief or other remedies at law or in equity which the court deems fit.

BIG expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce any provision of this Agreement, the intention of the Parties being to provide for the legitimate and reasonable protection of the interests of the Client by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

20.
Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile or email, when sent, if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses below or to such other address as either Party may advise the other in writing from time to time in accordance with this Section 21.

If to BIG:

Business Instincts Group Inc.,
L120, 2303 - 4th Street SW
 Calgary, Alberta
T2S 2S7

Attention:  Erika Racicot
erika@businessinstincts.com

If to the Client:

AppCoin Innovations Inc.
561 Indiana Court
 Venice Beach, Ca 90291

Attention: Michael Blum
michael.blum@appcoininnovations.com

21.
Waiver. Failure of either Party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

22.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the Parties.

23.
Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

24.
Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein and the remainder of this Agreement shall nevertheless remain in full force and effect.

25.
Entire Understanding. This document, and Schedule “A” hereto, constitute the entire understanding and agreement of the Parties, and any and all prior agreements, understandings, and representations are hereby terminated and cancelled in their entirety and are of no further force and effect.

26.	Jurisdiction. The laws of the Province of British Columbia shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties.

27.
Counterparts.  Each Party may sign this Agreement in counterparts and deliver such counterparts by email transmission or other electronic delivery, which parts will be read together and construed as if all signing Parties had signed one copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

BUSINESS INSTINCTS GROUP INC.

Per:	/s/ Erika Racicot
Name: Erika Racicot
Date:	Title: President October 18, 2017

APPCOIN INNOVATIONS INC.

Per:	/s/ Michael Blum
Name: Michael Blum
Title: CFO
Date:	October 18, 2017

SCHEDULE A
BUSINESS SERVICES, MONTHLY RATE, SCOPE OF WORK, and TERM
Business Instincts Group (“BIG”) will provide project management, project coordination, business functions, and other business services in the following areas to AppCoin Innovations Inc. (the “Client”), on an ongoing basis during the term of the Business Services Agreement (the “Agreement”) to which this Schedule A is attached.  The Client contracts BIG to manage, as further described below, Initial Coin Offerings (“ICO”) on an active and in development basis, with a target of two under contract or late stage negotiations, moving to launch. Capitalized terms used but not defined in this Schedule A have the meaning given thereto in the Agreement.
Scaling charges may apply based on the resources required to execute additional concurrent ICO projects, launches and management.
All figures in this Schedule A are in United States Dollars, unless otherwise stated. Applicable taxes are in addition to amounts shown in this Schedule A.

Strategic Facilitation & Project Management of Token Offering
BIG has been engaged to create, design and project manage the launching of ICOs for the Client (collectively, the “Services”). In connection therewith, BIG will provide strategic leadership, analysis, project management and administrative management for the base fee of $35,000 per month (the “Base Fee”), subject to a permitted variance of +/- 10%, and subject also to the provisions of this Schedule “A”. The Parties agree that the Base Fee provides for the cost of resources required to have one ICO project in development and one in ongoing post ICO management at all times, unless otherwise agreed to by the Parties. The Base Fee will be paid commencing effective on August 14, 2017.
BIG shall resource accordingly to complete the below Services for each ICO. Additional resources required to complete the Services will be billed to the Client, with the Client to recoup these costs directly from the ICO client post-ICO offering, provided that BIG will obtain the prior written consent of the Senior Manager, as at the applicable time, for any additional resources required having a value or cost in excess of $2,500 on an individual basis, or $2,500 in the aggregate.  The Services set out below may be increased or reduced with respect to each ICO, and will be case dependent in accordance with the specific requirements thereof and the needs of the Client with respect thereto. Subject to the foregoing provisions, the Services are expected to include:
• ongoing business development work, including prospecting, sales, and pipeline management;
• RIPKIT implementation, including quarterly and monthly strategy sessions and weekly meetings;
• access to the RIPKIT platform for monitoring and goal tracking;
• business planning and business plan development;
• development of token offerings for each ICO;
• project management services for corporate, technology, and application development;
• the provision of market validation through research, analysis, and customer development;
• working with management to ensure that vision and technical specifications are incorporated into the final ICO product;
• structures and timelines for launching and growing the Client’s ICO offerings;
• ensuring that any technical issues are fixed in a timely manner;
• managing technical and design teams to ensure quality product delivery; and
• launching, and managing the launch of, ICOs.
$35,000 per month
Total monthly Base Fee*:      $35,000
In addition to the above fee, the Client agrees to pay BIG a signing bonus of $100,000 payable as follows:
$50,000.00 payable upon closing of at least $750,000 (at $0.10/share) of equity financing by the Client; and
$50,000.00 payable on signing of the first agreement between the Client and its customer, which is the Business Services Agreement among the Client, WENN and Ryde Gmbtt to be specific “Ryde/WENN”.
Term:
Two years from the Effective Date with automatic renewal annually, unless: (i) mutually agreed to by BIG and the Client, or (ii) written notice of non-renewal is provided by the non-renewing Party to the other Party at least 90 days prior to the end of the Term.

Payment Schedule:
•	The total base fee to be paid by the Client to BIG during the Term is $35,000 per month, with first and last month due upon the signing of the Agreement, with such fees commencing on August 14, 2017.
•	All pre-approved expenses incurred will be billed directly to BIG and allocated to the Client appropriately.

Erika Racicot, President, Business Instincts Group Inc.	Michael Blum, CFO, AppCoin Innovations Inc.